EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Completes Acquisition of First BancTrust Corporation

MATTOON, Ill., May 01, 2018 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ:FMBH) (“First Mid” or the “Company”) announced today that the acquisition of First BancTrust Corporation (“First Bank”) (OTCQX:FIRT) has been completed.  The acquisition represents approximately $479 million in total assets, $392 million in deposits and $370 million in loans through seven full-service banking centers in Illinois, operating as First Bank & Trust.

There are no immediate changes for First Bank customers. The conversion of accounts from First Bank to First Mid is expected to happen later this year.  Customers will receive information well in advance of any changes that may affect them.

“We are very excited to expand our presence in the attractive and growing Champaign-Urbana region and to extend our footprint in the adjacent counties to the east of our headquarters,” said Joe Dively, First Mid Chairman and Chief Executive Officer. “We look forward to maintaining strong relationships and involvement in these communities and the opportunity to bring expanded services to our First Bank customers.”

With the completion of this acquisition, First Mid has approximately $3.3 billion in total assets.  In addition, First Mid operates a trust and wealth management business with approximately $1.5 billion in assets under management and an insurance business with $3.9 million in annual revenue.  First Mid has a long history of successfully acquiring and integrating businesses.  First Bank represents the fourth acquisition over the last three years, including three banking institutions and one insurance agency.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A., Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid-Illinois Bancshares, Inc. is a $3.3 billion community-focused organization that provides financial services through a network of 59 banking centers in 42 Illinois and Missouri communities and a loan production office in Indiana. Our First Mid team takes great pride in their work and their ability to serve our customers. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements
This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A – “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Media Contact: Laura Zuhone
VP, Director of Marketing
217-258-0675
lzuhone@firstmid.com

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com